This document is a summary of the terms of the securities and factors that you should consider before deciding to invest in the securities.  Credit Suisse (USA), Inc. has filed a registration statement (including preliminary prospectus, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this offering summary relates. Before you invest, you should read this summary together with the pricing supplement subject to completion dated September 28, 2006, prospectus supplement dated September 6, 2006 and prospectus dated February 21, 2006 to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities.  You should, in particular, review the “Risk Considerations” section herein and the “Risk Factors” section of the pricing supplement, which sets forth a number of risks related to the securities.  You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov Alternatively, Credit Suisse (USA), Inc., any agent or any dealer participating in this offering will arrange to send you the pricing supplement, prospectus supplement and prospectus if you so request by calling toll-free 1 (800) 221-1037.

You may access the preliminary pricing supplement at:

http://www.sec.gov/Archives/edgar/data/29646/000104746906012194/0001047469-06-012194-index.htm

Overview

•      The securities are 20% principal protected at maturity and offer uncapped leveraged upside exposure to a basket of global equity indices.

•      The underlying indices included in the basket are weighted as follows:

•40% S&P 500® Index

•30% Euro Stoxx 50SM Index

•30% Nikkei 225 Index

•      The securities are issued by Credit Suisse (USA), Inc (AA-/Aa3). The Securities will be registered with the Securities and Exchange Commission and sold with minimum investment denominations of USD 1,000.

Who Should Consider an Investment in the Securities?

•      Investors who are bullish on the underlying basket and looking to add global exposure to the underlying markets to their portfolios and who are interested in incorporating potential uncapped leveraged upside participation.

•      Investors interested in a 20% principal protected investment.

•      Investors who expect to hold this investment until maturity.

Risk Considerations

A purchase of the securities involves risks.  This section summarizes certain additional risks relating to the securities.  We urge you to read the following information about these risks, together with the information in the pricing supplement subject to completion dated September 28, 2006, prospectus supplement dated September 6, 2006 and prospectus dated February 21, 2006 before investing in the securities.

•      The securities do not pay interest.  We, the issuer, will not pay interest on the securities. You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, since the redemption amount at maturity is based on the appreciation or depreciation of the basket. Even if the redemption amount at maturity is greater than the principal amount, the return payable on each security may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

•      The securities are only 20% principal-protected.  An investment in the securities is only 20% principal protected and you may receive less at maturity than you originally invested.  If the final basket level is less than 80% of the initial basket level you will bear a portion of the loss in the basket down to 20% of the principal amount of your securities.

•      An investment in the securities is not the same as an investment in the stocks underlying the equity indices or a security directly linked to the equity indices.  An investment in the securities does not entitle you to any ownership interest or rights in the stocks underlying the equity indices. In addition, even if one or more of the underlying equity indices changes in value, you may not receive a corresponding appreciation in your investment.

•      There may be little or no secondary market for the securities.  The securities will not be listed on any securities exchange. We cannot assure you that a secondary market for the securities will develop. Credit Suisse Securities (USA) LLC currently intends to make a market in the securities, although it is not required to do so and may stop making a market at any time. If you have to sell your securities prior to maturity, you may have to sell them at a substantial loss.

•      The market value of the securities may be influenced by many factors that are unpredictable.  Many factors, most of which are beyond our control, will influence the value of the securities and the price at which Credit Suisse Securities (USA) LLC may be willing to purchase or sell the securities in the secondary market, including:

•The current level of the equity indices.

•The dividend rate on the stocks underlying the equity indices.

•Interest and yield rates in the market.

•Economic, financial, political and regulatory or judicial events that affect the equity indices.

•Changes in the volatility of the equity indices.

•The time remaining to maturity of the securities.

•Credit Suisse’s creditworthiness.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of the any change resulting from another factor or factors.

•      There may be potential conflicts of interest. We and our affiliates play a variety of roles in connection with the securities, including acting as underwriter, calculation agent and hedging our obligations under the securities.  In performing these duties, the economic interests of the calculation agent and other affiliates are potentially adverse to your interests as a security holder.

Key Terms
Underlying:	Global Basket of Equity Indices
Issuer:	Credit Suisse (USA), Inc.
Trade Date:	October 25, 2006
Initial Basket Level:	1.0
Final Basket Level:	The Basket Level on the Valuation Date
Valuation Date:	October 25, 2010
Maturity Date:	October 29, 2010
Cap:	Uncapped
Downside Protection:	20% principal protection
Upside Participation:	[120% to 125%] uncapped
Redemption Amount at Maturity:	Principal Amount * (1 + Basket Return)

Basket Return:

The basket return will be based on the difference between the Final Basket Level and the Initial Basket Level. How the basket return will be calculated depends on whether the Final Basket Level is greater than or less than or equal to the Initial Basket Level:

Basket Level Appreciates:

If the Final Basket Level is greater than the Initial Basket Level, then the basket return will equal:

Upside Participation * [(Final Basket Level — Initial Basket Level) / Initial Basket Level]

Basket Level is Unchanged:

If the Final Basket Level is equal to the Initial Basket Level or less then the Initial Basket Level but greater than 80% of the Initial Basket Level, then the basket return will equal zero and on the maturity date you will receive the principal amount of your investment.

Basket Level Depreciates:

If the Final Basket Level is less than 80% of the Initial Basket Level, then the basket return and the return on your securities will equal:

([(Final Basket Level — (80% * Initial Basket Level))] / Initial Basket Level)

*The indicative terms provided in this document are incomplete and subject to change. The final terms will be determined on the Trade Date and disclosed in the final pricing supplement.

Hypothetical Redemption Amounts

The following table illustrates the hypothetical total return on the notes that would be received at maturity for a range of Basket Returns as shown in the table on the left.  The table assumes an upside participation level of 122.5%. Hypothetical Redemptions are for illustration purposes only.

Historical Performance

The following graph sets forth the historical performance of the Basket based on the weekly Basket closing level from January 1, 2001,  through September 18, 2006. The Basket closing level on September 18, 2006 was 1.0. We obtained the Basket closing levels below from Bloomberg Financial Markets and we make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.   The historical levels of the Basket should not be taken as an indication of future performance.

Index Disclaimers

•Nikkei 225 Index. The Nikkei 225 Stock Average is the intellectual property of the Sponsor. “Nikkei”, “Nikkei Stock Average” and “Nikkei 225” are the service marks of the Sponsor.  The Sponsor reserves all rights including copyright, to the NIKKEI 225 Index.
This Transaction is not in any way sponsored, endorsed, sold or promoted by the Osaka Securities Exchange, the Tokyo Stock Exchange (“TSE”) or the Sponsor and none of the Osaka Securities Exchange, the TSE and the Sponsor makes any warranty or representation whatsoever, express or implied, as to the results to be obtained from the use of the Nikkei 225 Stock Average or the level at which the Nikkei 225 Stock Average stands at any particular time on any particular day or otherwise.  The Nikkei 225 Stock Average is compiled and calculated solely by the Sponsor.  None of the Osaka Securities Exchange, the TSE and the Sponsor shall be liable (whether in negligence or otherwise) to any person for any error in the Nikkei 225 Stock Average and none of the Osaka Securities Exchange, the TSE and the Sponsor shall be under any obligation to advise any person of any error therein.

In addition, the Sponsor gives no assurance regarding any modification or change in any methodology used in calculating the Nikkei 225 Stock Average and is under no obligation to continue the calculation, publication and dissemination of the Nikkei 225 Stock Average.

•S&P 500 Index. “Standard & Poor’s®”, “S&P®”, “S&P 500®”, Standard & Poor’s 500”, and “500” are trademarks of Standard & Poor’s Corporation and have been licensed for use by Credit Suisse.

The BARES are not sponsored, endorsed, sold or promoted by Standard & Poor’s Corporation (“S&P”).  S&P makes no representation or warranty, express or implied, to the owners of the BARES or any member of the public regarding the advisability of investing in securities generally or in the BARES particularly or the ability of the S&P 500 Index to track general stock market performance.  S&P’s only relationship to the Licensee is the licensing of certain trademarks and trade names of S&P and of the S&P 500 Index which is determined, composed and calculated by S&P without regard to the Licensee or the BARES.  S&P has no obligation to take the needs of the Licensee or the owners of the BARES into consideration in determining, composing or calculating the S&P 500 Index.  S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the BARES to be issued, sold, purchased, written or entered into by Licensee or in the determination or calculation of the equation by which the BARES are to be converted into cash.  S&P has no obligation or liability in connection with the administration, marketing or trading of the BARES.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN.  S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE.  S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FORGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

•Euro Stoxx 50 Index. The Dow Jones EURO STOXX 50 SM Index is proprietary and copyrighted material.  The Dow Jones EURO STOXX 50 SM Index and the related trademarks have been licensed for certain purposes by CSFB (the “Licensee”).
The Securities are not sponsored, endorsed, sold or promoted by STOXX LIMITED (“STOXX”) or DOW JONES & COMPANY, INC. (“DOW JONES”).  Neither STOXX nor DOW JONES makes any representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly.  The only relationship of STOXX to the Licensee is as the licensor of the Dow Jones EURO STOXX 50 SM Index and of certain trademarks, trade names and service marks of STOXX, and as the sublicensor of the Dow Jones EURO STOXX 50 SM Index and of certain trademarks, trade names and service marks of DOW JONES.  The aforementioned Indexes are determined composed and calculated by STOXX or DOW JONES, as the case may be, without regard to the Licensee or the Securities.  Neither STOXX nor DOW JONES is responsible for or has participated in the determination of the timing of, prices at, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities are to be converted into cash.  Neither STOXX nor DOW JONES has any obligation or liability in connection with the administration, marketing or trading of the Securities.

NEITHER STOXX NOR DOW JONES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEXES OR ANY DATA INCLUDED THEREIN, AND NEITHER SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN.  NEITHER STOXX NOR DOW JONES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEXES OR ANY DATA INCLUDED THEREIN.  NEITHER STOXX NOR DOW JONES MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEXES OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL EITHER STOXX OR DOW JONES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.  THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN STOXX AND THE LICENSEE.